Exhibit (k)(10)

BLOCKED ACCOUNT CONTROL AGREEMENT

This Blocked Account Control Agreement (this “Agreement”) is dated as of February 21, 2014, and entered into by and among TPVG VARIABLE FUNDING COMPANY LLC (“Company”), DEUTSCHE BANK AG, NEW YORK BRANCH (“Administrative Agent”) and U.S. BANK NATIONAL ASSOCIATION (“Depositary Bank”).

1.                                      Deposit Account.   Pursuant to certain agreements between Company and Administrative Agent, Company has granted to Administrative Agent a security interest in all rights of Company with respect to accounts number 104791337173 and 104791337181 (such account(s), together with all substitutions and replacements therefor, the “Deposit Account”) located at Depositary Bank and subject to the terms of the Deposit Agreements (as hereinafter defined).  The terms and conditions of this Blocked Account Control Agreement (this “Agreement”) are in addition to any deposit account agreements and other related agreements that Company has with Depositary Bank, including without limitation all agreements concerning banking products and services, treasury management documentation, account booklets containing the terms and conditions of the Deposit Account, signature cards, fee schedules, disclosures, specification sheets and change of terms notices (collectively, the “Deposit Agreements”).  The provisions of this Agreement shall supersede the provisions of the Deposit Agreements only to the extent the provisions herein are inconsistent with the Deposit Agreements, and in all other respects, the Deposit Agreements shall remain in full force and effect.  All items deposited into the Deposit Account shall be processed according to the provisions of the Deposit Agreements, as amended by this Agreement.

2.                                      Security Interest.  Company has granted to Administrative Agent a security interest in, among other property, the Deposit Account and all credits or proceeds thereto and all monies, checks and other instruments held or deposited therein (all of which shall be included in the definition of the “Deposit Account”).  Company represents and warrants that it has the legal right to pledge the Deposit Account to Administrative Agent, that the funds in the Deposit Account are not held for the benefit a third party, and that that there are no perfected liens or encumbrances with respect to the Deposit Account.  Company covenants with Administrative Agent that it shall not enter into any acknowledgment or agreement that gives any other person or entity except Administrative Agent control over, or any other security interest, lien or title in, the Deposit Account.

3.                                      Control.  In order to provide Administrative Agent with control over the Deposit Account, Company, Depositary Bank and Lender agree that Depositary Bank shall comply with any and all orders, notices, requests and other instructions originated by Administrative Agent directing disposition of the funds in the Deposit Account without any further consent from Company, even if such instructions are contrary to any of Company’s instructions or demands or result in Depositary Bank dishonoring items which may be presented for payment.  Company, Depositary Bank and Lender agree that instructions from Administrative Agent may include the giving of stop payment orders for any items presented to the Deposit Account, instructions to transfer funds to or for the benefit of Administrative Agent or any other person or entity, and instructions to close the Deposit Account.

4.                                      Access to Deposit Account.  [CHECK ONE BOX ONLY]

☐                                    (a)                                 The Deposit Account shall be under the sole dominion and control of Administrative Agent.  Neither Company, nor any other person or entity, acting through or under Company, shall have any control over the use of, or any right to withdraw any amount from, the Deposit Account.  Depositary Bank is hereby authorized and instructed to transfer all funds (subject to Depositary Bank’s funds availability policy) in the Deposit

Account to a designated account as Administrative Agent may direct in writing to Depositary Bank.

☒                                  (b)                                 The Deposit Account shall be under the control of Administrative Agent; provided, that unless and until Depositary Bank receives Administrative Agent’s written notice that Company’s access to the funds in the Deposit Account is terminated, Depositary Bank shall honor Company’s instructions, notices and directions with respect to the transfer or withdrawal of funds from the Deposit Account, including paying or transferring the funds to Company or any other person or entity.

Upon receipt of a written notice from Administrative Agent instructing Depositary Bank to terminate Company’s access to funds in the Deposit Account, Depositary Bank shall transfer all funds (subject to Depositary Bank’s funds availability policy) in the Deposit Account to a designated account in accordance with Administrative Agent’s written instructions.  Administrative Agent shall promptly contact Depositary Bank to confirm Depositary Bank’s receipt of Administrative Agent’s written instructions.  Any written notice sent pursuant to this Section 4(b) and confirmed to have been received after Depositary Bank’s business hours shall not be deemed sent until the next business day.  Depositary Bank shall have a reasonable time to act on Administrative Agent’s written notice.

5.                                      Subordination by Depositary Bank.  Company and Depositary Bank acknowledge notice of and recognize Administrative Agent’s continuing security interest in the Deposit Account and in all items deposited in the Deposit Account and in the proceeds thereof.  Depositary Bank hereby subordinates any statutory or contractual right or claim of offset or lien resulting from any transaction which involves the Deposit Account if Section 4(a) is checked above or upon confirmation of Depositary Bank’s receipt of Administrative Agent’s notice under Section 4(b).  Notwithstanding the preceding sentence, nothing herein constitutes a waiver of, and Depositary Bank expressly reserves all of its present and future rights with respect to: (i) fees and expenses (“Fees”) related to the Deposit Account;  (ii) any checks, ACH entries, wire transfers, merchant card transactions, or other paper or electronic items which were deposited or credited to the Deposit Account that are returned, reversed, refunded, adjusted or charged back for insufficient funds or for any other reason (“Returned Items”); (iii)  obligations and liabilities connected with the Deposit Account that arise out of any treasury management services provided by Depositary Bank, its subsidiaries or affiliates, including but not limited to, ACH, merchant card, zero balance account, sweeps, controlled disbursement or payroll (“Overdrafts”).  Depositary Bank may charge the Deposit Account or other accounts of Company maintained at Depositary Bank to cover Fees, Returned Items or Overdrafts.  If there are insufficient funds in the Deposit Account or any of Company’s other accounts to cover the Fees, Returned Items and Overdrafts, Company agrees to immediately reimburse Depositary Bank for the amount of such shortfall.  If Company fails to pay the amount demanded by Depositary Bank, Administrative Agent agrees to reimburse Depositary Bank within three (3) business days of demand thereof by Depositary Bank for any Returned Items and Overdrafts to the extent Administrative Agent received payment in respect thereof pursuant to section 4.

6.                                      Indemnity.  Company agrees to defend, indemnify and hold Depositary Bank and its directors, officers, employees, attorneys, successors and assigns (collectively “Depositary Bank”) harmless from and against any and all claims, losses, liabilities, costs, damages and expenses, including, without limitation, reasonable legal and accounting fees (collectively, “Claims”), arising out of or in any way related to this Agreement, excepting only liability arising out of Depositary Bank’s gross negligence or willful misconduct.  Without regard to Company’s indemnification obligations to Depositary Bank, Administrative Agent agrees to: (i) reimburse Depositary Bank for any Returned Items and Overdrafts (the proceeds of which were received by Administrative Agent) and (ii) defend, indemnify and hold Depositary Bank harmless from and against any and all Claims arising out of Depositary Bank’s compliance with Administrative Agent’s instructions.  Administrative Agent’s obligations to Depositary Bank hereunder shall in no way operate to release Company from its obligations to Administrative Agent and shall not impair any rights or remedies of Administrative Agent to collect any such amounts from Company.  IN NO EVENT WILL DEPOSITARY BANK BE LIABLE FOR ANY INDIRECT DAMAGES, LOST PROFITS, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES WHICH ARISE OUT OF OR IN CONNECTION

WITH THE SERVICES CONTEMPLATED BY THIS AGREEMENT EVEN IF DEPOSITARY BANK HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

7.                                      Depositary’s Bank’s Responsibility.  The duties of Depositary Bank are strictly limited to those set forth in this Agreement and Depositary Bank is not acting as a fiduciary for any party hereto.  Depositary Bank shall be protected in relying on any form of instruction, notice, or other communication purporting to be from an authorized representative of Administrative Agent which Depositary Bank, in good faith, believes to be genuine and what it purports to be.  Depositary Bank shall have no duty to inquire as to the genuineness, validity, or enforceability of any such instruction, notice or communication even if Company notifies Depositary Bank that Administrative Agent is not legally entitled to originate any such instruction, notice or communication.  The Deposit Account and all actions and undertakings by Depositary Bank shall be subject to all rules and regulations relating to the Deposit Account and to applicable law.  If requested by Administrative Agent, Company authorizes Depositary Bank to provide to Administrative Agent a copy of the Deposit Account statement.

8.                                      Termination.  This Agreement shall not be terminable by Company so long as any obligations of Company to Administrative Agent are outstanding and unpaid.  This Agreement may be terminated by Depositary Bank upon thirty (30) days prior written notice to all parties; provided, however, that Depositary Bank may terminate this Agreement immediately in the event Administrative Agent fails to make payments to Depositary Bank in accordance with section 5 above.  This Agreement may be terminated by Administrative Agent in a writing sent to Depositary Bank in which Administrative Agent releases Depositary Bank from any further obligation to comply with instructions originated by Administrative Agent with respect to the Deposit Account.  Any available funds remaining in the Deposit Account upon termination or deposited in thereafter shall be transferred in accordance with the provisions of section 4 above after deduction for any amounts otherwise reimbursable to Depositary Bank as provided hereunder.  Termination shall not affect the rights and obligations of any party hereto with respect to any period prior to such termination.

9.                                      Legal Process and Insolvency.  In the event Depositary Bank receives any form of legal process concerning the Deposit Account, including, without limitation, court orders, levies, garnishments, attachments, and writs of execution, or in the event Depositary Bank learns of any insolvency proceeding concerning Company, including, without limitation, bankruptcy, receivership, and assignment for the benefit of creditors, Depositary Bank will respond to such legal process or knowledge of insolvency in the normal course or as required by law.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.  The parties agree that Minnesota is the “bank’s jurisdiction” for purposes of the Uniform Commercial Code.

11.                               Notices.  Except as otherwise provided in this Agreement, all notices and other communications required under this Agreement shall be in writing and may be personally served or sent by facsimile, overnight courier, or registered/certified United States Mail, and shall be deemed given when delivered in person, or received by facsimile, courier or United States Mail at the address specified below.  Any party may change its address for notices hereunder by notice to all other parties given in accordance with this section 11.

Company:	TPVG VARIABLE FUNDING COMPANY LLC
2755 Sand Hill Road, Suite 150
Menlo Park, California 94025
Attn: Sajal Srivastava
Facsimile: 650 854 2092

Administrative Agent:	DEUTSCHE BANK AG, NEW YORK BRANCH
60 Wall Street
New York, New York 10005
Attn: Asset Finance Department

Facsimile: 212 797 5160

Depositary Bank:	U.S. Bank National Association
One Federal Street
Third Floor
Boston, Massachusetts
Attn: Brian Sheehan
Facsimile: (866) 607-0951

12.                               Miscellaneous.  This Agreement shall bind and benefit the parties and their respective successors and assigns.  This Agreement may be amended only with the prior written consent of all parties hereto.  None of the terms of this Agreement may be waived except as Depositary Bank may consent thereto in writing.  No delay on the part of Depositary Bank in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any right, power or privilege.  The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Depositary Bank would otherwise have.

13.                               Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

14.                               Jury Trial Waiver.  COMPANY, ADMINISTRATIVE AGENT AND DEPOSITARY BANK HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR SERVICES RENDERED IN CONNECTION WITH THIS AGREEMENT.

TPVG VARIABLE FUNDING COMPANY LLC COMPANY

By:	/s/ Sajal Srivastava
Name:	Sajal Srivastava
Title:	President

DEUTSCHE BANK AG, NEW YORK BRANCH
ADMINISTRATIVE AGENT

By:	/s/ Michael Cheng
Name:	Michael Cheng
Title:	Director

By:	/s/ Amit Patel
Name:	Amit Patel
Title:	Director

U.S. BANK NATIONAL ASSOCIATION DEPOSITARY BANK

By:	/s/ Brian Sheehan
Name:	Brian Sheehan
Title:	Vice President